Exhibit 99.1
FOR IMMEDIATE RELEASE:

DATE: July 28, 2026

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com

Kennametal Announces Board Leadership Transition
Joseph Alvarado Appointed Incoming Chairman; William Lambert to Retire in October

PITTSBURGH, July 28, 2026 — Kennametal Inc. (NYSE: KMT) today announced that its Board of Directors has appointed Joseph Alvarado as incoming Chairman of the Board, effective October 28, 2026. Alvarado will succeed William M. Lambert, current Chairman of the Board, who will retire from the Board at the conclusion of the Company’s Annual Meeting of Shareowners on October 27, 2026.
"Serving on Kennametal's Board has been a privilege and one of the most rewarding experiences of my career," said Lambert. "After careful consideration, I have decided that the time is right for this transition. I have great confidence in the Company's strategy, leadership team and Board colleagues, and I look forward to watching Kennametal continue to build on its strong foundation and create value for all stakeholders."
"Bill has been an outstanding Chairman and trusted advisor," said Sanjay Chowbey, President and CEO. "His leadership, strategic guidance and commitment to strong governance have helped position us for long-term success. On behalf of the Board, leadership team and employees around the world, I want to thank Bill for his dedicated service."
Lambert joined the Kennametal Board in 2016 and has served as Chairman since 2023. During his tenure as Chairman, Lambert helped guide Kennametal through a period of significant transformation, including leadership succession, portfolio actions and continued focus on long-term shareholder value.
Alvarado has served as an independent director of the Kennametal Board since 2018 and has been chair of the Nominating/Corporate Governance Committee since 2023. He is also a member of the Board of Directors of Arcosa, Inc.; PNC Financial Services Group, Inc.; and Trinseo, S.A.
“Joe is the right leader to serve as our next Chairman,” said Chowbey. “He brings deep industrial experience, strong public company leadership and a practical understanding of manufacturing, operations and capital allocation. Having served on our Board for several years, he also understands Kennametal, our strategy and the opportunities ahead. I look forward to continuing to work with him as we execute our plans and build long-term value for shareholders.”

Alvarado is the retired Chairman, President and CEO of Commercial Metals Company (“CMC”), a global manufacturer, recycler and marketer of steel and other metals. He joined CMC in April 2010 as Executive Vice President and Chief Operating Officer and other roles of increasing responsibility. Before joining CMC, Alvarado was the President of U.S. Steel Tubular Products, Inc., a division of United States Steel Corporation.
Alvarado holds an MBA from the Johnson School, Cornell University and a Bachelor of Arts degree in Economics from the University of Notre Dame.

About Kennametal
With over 85 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,100 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2 billion in revenues in fiscal 2025. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.
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